SECURITIES AND EXCHANGE COMMISSION


                          Washington, D.C. 20549

                               ------------


                               FORM 8-K


                      CURRENT REPORT ON FORM 8-K
               PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)            May 6, 1996


                         VAN DE KAMP'S, INC.

          (Exact Name of Registrant as Specified in Charter)



   DELAWARE                    33-97752                     43-1721518
(State or Other         (Commission File Number)         (IRS Employer
 Jurisdiction                                           Identification No.)
 of Incorporation)



         1000 St. Louis Union Station, St. Louis, Missouri       63103
             (Address of Principal Executive Offices)          (Zip Code)



                            (314) 241-0303
         (Registrant's telephone number, including area code)

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ITEM 2.      ACQUISITION OR DISPOSITION OF ASSETS

     On May 6, 1996, Van de Kamp's, Inc., a Delaware corporation,
("the Company") completed an acquisition of substantially all the assets of the Mrs. Paul's(R) frozen food business, which was owned by Campbell Soup Company, for a purchase price of approximately $72.9 million. The Mrs. Paul's(R) frozen food business consists primarily of frozen breaded or battered seafood and frozen vegetable products which are sold at retail under the Mrs. Paul's(R) trademark. The purchase price is subject to adjustment upon completion of an audit of inventory as of the closing of the acquisition. The acquisition was a purchase of assets and included trademarks, intangibles, inventories and certain manufacturing equipment (collectively, the "MRS. PAULS'S ASSETS"). The purchase price was established through a sale process conducted by Lazard Freres & Co. and through subsequent negotiations with Campbell Soup Company.

    The manufacturing equipment acquired consists of the equipment (such as fryers and freezing equipment) used by Campbell Soup Company to produce its Mrs. Paul's(R) brand frozen products. The Company intends to install this equipment primarily in its Erie, Pennsylvania plant and to use it for the production of Mrs. Paul's(R) brand frozen seafood and frozen vegetables products and for the production of certain of Van de Kamp's(R) brand frozen seafood products.

    In order to achieve certain objectives of Campbell Soup Company, the acquisition was structured as a sale by Campbell Soup Company of the Mrs. Paul's Assets to Shellfish Acquisition Company, LLC ("SHELLFISH") for a $72,884,548 promissory note of Shellfish due August 22, 1996 (the "SHELLFISH NOTE") and an immediate resale by Shellfish to the Company of the Mrs. Paul's Assets for $72,884,548 in cash. Because Shellfish resold the Mrs. Paul's Assets to the Company for the same price at which it acquired them from Campbell Soup Company, Shellfish realized no profit on its resale of the Mrs. Paul's Assets to the Company.

    All of the cash received by Shellfish from the Company on account of the Company's purchase of the Mrs. Paul's Assets was transferred by Shellfish to a grantor trust to secure the issuance of a bank letter of credit in favor of Campbell Soup Company which, in turn, secures payment of the Shellfish Note. As part of the transaction, all contractual rights of Shellfish under its purchase agreement with Campbell Soup Company were assigned by Shellfish to the Company. Shellfish did not assign its obligations under the Shellfish Note.

     The Company financed the acquisition and related costs with an equity contribution by VDK Holding, Inc., the Company's parent, of $15 million and with increased senior secured bank debt totalling $60 million. This bank debt was incurred through an amendment to the Company's existing senior bank facilities with Chemical Bank as agent for the following lenders: Chemical Bank; Banque Paribas; Caisse Nationale de Credit Agricole; Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch; Dresdner Bank AG, New York and Grand Cayman Branches; Fleet Bank of Massachusetts, N.A.; Harris Trust and Savings Bank; The First National Bank of Boston; Merrill Lynch Senior Floating Rate Fund, Inc.; Prime Income Trust; and Van Kampen American Capital Prime Rate Income Trust.

     Shellfish is a Delaware limited liability company. Its members are Dartford Partnership L.L.C. and James B. Ardrey. The Company is a wholly-owned subsidiary of

VDK Holdings, Inc., which is a wholly-owned subsidiary of VDK Foods LLC, Dartford Partnership L.L.C. is a member of VDK Foods LLC. Mr. Ardrey is a Director and Executive Vice President of the Company and a member of Dartford Partnership L.L.C.


ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

           (a) and (b). Providing the financial statements and pro forma financial information required by this item is not practical at the time of this report on Form 8-K. Such financial statements and pro forma financial information are expected to filed within 60 days of this filing by an amendment to this report on Form 8-K.

           (c) Exhibits.  The following exhibits are filed herewith in
              --------
accordance with Item 601 of Regulation S-K:


EXHIBIT NO.       EXHIBIT DESCRIPTION

      2.1 Asset Purchase and Sale Agreement, dated as of January 17, 1996, between Shellfish Acquisition Company, LLC and Campbell Soup Company (the text of which and exhibits to which are incorporated by reference to Exhibit 2.1 to Van de Kamp's, Inc.'s Form 10-Q for the quarter ended March 30, 1996 (the "10-Q") and a list of the contents of the schedules to which is filed herewith)

      2.2 Asset Purchase Agreement, dated as of January 17, 1996, between Van de Kamp's, Inc. and Shellfish Acquisition Company, LLC (incorporated by reference to Exhibit 2.2 to the 10-Q).

                                SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                        VAN DE KAMP'S, INC.



Dated:   May 21, 1996             By:   /s/ Timothy B. Andersen
                                       --------------------------------
                                       Timothy B. Andersen
                                       Chief Financial Officer and duly
                                       authorized officer

                         INDEX TO EXHIBITS



Exhibit Number            Exhibit
- --------------            -------

     2.1 Asset Purchase and Sale Agreement, dated as of January 17, 1996, between Shellfish Acquisition Company, LLC and Campbell Soup Company
                          (the text of which and exhibits to which are incorporated by reference to Exhibit 2.1 to Van de Kamp's Inc.'s Form 10-Q for the quarter ended
                          March 30, 1996 (the "10-Q")and a list of the contents of the schedules to which is filed herewith).

     2.2 Asset Purchase Agreement, dated as of January 17, 1996, between Van de Kamp's, Inc., and Shellfish Acquisition Company, LLC (incorporated by reference to Exhibit 2.2 to the 10-Q).